Exhibit 10.1

FIFTH AMENDMENT TO THE

APPROACH RESOURCES INC.

2007 STOCK INCENTIVE PLAN

This Fifth Amendment (the “Fifth Amendment”) to the Approach Resources Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), is made effective as of June 2, 2016 (the “Amendment Effective Date”), by Approach Resources Inc., a Delaware corporation (“Approach”), subject to approval by Approach’s stockholders.

W I T N E S S E T H:

WHEREAS, Approach established the Plan, originally effective as of June 28, 2007 and most recently amended effective March 2, 2016, under which Approach is authorized to grant equity-based incentive awards to certain employees and service providers of Approach and its subsidiaries;

WHEREAS, Section 14.1 of the Plan provides that Approach’s board of directors (the “Board”) may amend the Plan to increase the Plan’s share limitation with the approval of Approach’s stockholders; and

WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by Approach’s stockholders at the Company’s 2016 annual meeting, to increase the number of shares available for grant under the Plan by 2,500,000 shares.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by Approach’s stockholders, as set forth below:

1. The first sentence of Section 4.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a)	Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan, on or after May 31, 2012, shall not exceed 6,125,000 shares.

2. Except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, Approach has caused the execution of this Fifth Amendment by its duly authorized officer, effective as of the Amendment Effective Date.

APPROACH RESOURCES INC.

By:	/s/ J.Ross Craft
J. Ross Craft
Chairman, Chief Executive Officer and President